EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2025, relating to the consolidated financial statements of TPG Inc. and subsidiaries (“TPG”) and the effectiveness of TPG’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of TPG for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Fort Worth, Texas
February 27, 2025